Exihibit 5.1





                                                   November 9, 1998


Jefferson Smurfit Corporation
Jefferson Smurfit Centre
8182 Maryland Avenue
St. Louis, Missouri 63105

Ladies and Gentlemen:

               We have acted as your counsel in connection with Jefferson Smurfit Corporation's ("JSC") Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by JSC of shares (the "Shares") of common stock, par value $.01 per share, of JSC to be issued in connection with the conversion of Stone Container Corporation's ("Stone") 6 3/4% Convertible Subordinated Debentures due 2007 (the "Convertible Debentures") and Stone's $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock"). JSC Acquisition Corporation ("Merger Subsidiary"), a wholly-owned subsidiary of JSC, will merge with and into Stone pursuant to the terms of the Agreement and Plan of Merger dated as of May 10, 1998, as amended, among JSC, Stone and Merger Subsidiary (the "Merger Agreement").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

               In rendering this opinion we have assumed that, prior to the issuance of any of the Shares, (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of JSC will have approved the issuance of shares of JSC in connection with the Merger and the amendments to the JSC restated certificate of incorporation as contemplated by the Merger Agreement, (iii) the stockholders of Stone will have approved and adopted the Merger Agreement and approved amendments to the Stone restated certificate of incorporation as contemplated by the Merger Agreement, (iv) the transactions contemplated by the Merger Agreement will have been consummated and (v) the issuance of the Convertible Debentures and the Convertible Preferred Stock, as the case may be, was duly authorized and such securities are validly issued, fully paid and non-assessable.

               On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Convertible Debentures and the Convertible Preferred Stock, as the case may be, will be validly issued, fully paid and non-assessable.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Experts" in the prospectus constituting a part of the Registration Statement.

               This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                   Very truly yours,

                                   /s/ Davis Polk & Wardwell